Exhibit 10.4

EXECUTION VERSION

INTELLECTUAL PROPERTY AGREEMENT

by and among

UNITED TECHNOLOGIES CORPORATION,

OTIS WORLDWIDE CORPORATION

and

CARRIER GLOBAL CORPORATION

Dated as of April 2, 2020

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2

1.1	Defined Terms	2

ARTICLE II ASSIGNMENT OF SOLELY OWNED INTELLECTUAL PROPERTY RIGHTS		7

2.1	Assigned Intellectual Property Rights	7

ARTICLE III LICENSING OF INTELLECTUAL PROPERTY RIGHTS		8

3.1	Licensed Intellectual Property Rights	8
3.2	Reserved Intellectual Property Rights	10
3.3	No Rescission	10

ARTICLE IV TRADEMARKS		10

4.1	Ownership of United Technologies Trademarks	10
4.2	Use of United Technologies Trademarks	11
4.3	Special Trademark Provisions.	12

ARTICLE V EXCLUDED AGREEMENTS		12

5.1	No Change to Excluded Agreements	12

ARTICLE VI CONFIDENTIALITY		12

6.1	Received Information and Materials	12
6.2	Confidential Information	12
6.3	Obligations	13
6.4	Termination of UTC NDA	13

ARTICLE VII LIMITATIONS AND DISCLAIMERS		13

7.1	Subsequent Delivery of Intellectual Property Rights	13
7.2	No Additional Obligations	14
7.3	DISCLAIMER	14
7.4	Limitations of Liability	14

ARTICLE VIII GOVERNING LAW AND DISPUTE RESOLUTION		15

8.1	Governing Law	15
8.2	Alternative Dispute Resolution	15
8.3	Confidentiality	13
8.4	Equitable Relief	13

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ARTICLE IX GENERAL PROVISIONS		16

9.1	Entire Agreement; Conflict Among Agreements	16
9.2	Assignment and Change of Control; Successor and Assigns	16
9.3	Bankruptcy	17
9.4	Amendments and Waivers	17
9.5	Notice	18
9.6	Severability	18
9.7	Counterparts	18
9.8	Further Assurances	18
9.9	Interpretation	19

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INTELLECTUAL PROPERTY AGREEMENT

This INTELLECTUAL PROPERTY AGREEMENT (this “Agreement”), dated as of April 2, 2020, is by and among United Technologies Corporation, a Delaware corporation (“UTC”), Otis Worldwide Corporation, a Delaware corporation (“Otis”), and Carrier Global Corporation, a Delaware corporation (“Carrier”) (each, a “Party” and together, the “Parties”).

RECITALS

WHEREAS, UTC, Otis and Carrier have entered into that certain Separation and Distribution Agreement, of even date herewith (the “SDA”), pursuant to which UTC and its subsidiaries will undertake a series of transactions following which UTC will separate into three independent, publicly traded companies:  (i) UTC, comprising Collins Aerospace and Pratt & Whitney, a systems supplier to the commercial aerospace and defense industry, (ii) Otis, a manufacturer of people-moving products, such as elevators, escalators and moving walkways, and (iii) Carrier, a provider of HVAC, refrigeration, fire, security and building automation technologies;

WHEREAS, pursuant to Section 2.10 of the SDA, UTC, Otis and Carrier agreed to enter into this Agreement;

WHEREAS, each of the Parties and their respective affiliates are currently owners of, and in possession of, certain Intellectual Property Rights (as defined herein), which Intellectual Property Rights may have been developed or acquired by such Party independently, or jointly with either or both the other Parties, or assigned to it by either or both of the other Parties prior to the date hereof;

WHEREAS, a result of the corporate relationship between each of the Parties, and not necessarily pursuant to a written agreement, prior to the date hereof, each Party has had access to, and the right to use certain Intellectual Property Rights of one or both of the other Parties as required for its business;

WHEREAS, in connection with the transactions contemplated by the SDA, the Parties wish to confirm their respective ownership of certain Intellectual Property Rights (as defined herein), and with respect to certain other Intellectual Property Rights transfer ownership thereof from an Assignor Party (as defined herein) to an Assignee Party (as defined herein), and each Assignee Party wishes to receive ownership of such Intellectual Property Rights; and

WHEREAS, in connection with the transactions contemplated by the SDA, the Parties wish to either grant, or confirm the prior grants of, certain rights and licenses with respect to certain Intellectual Property Rights from each Licensor Party (as defined herein) to a Licensee Party (as defined herein), and each Licensee Party wishes to receive such license grants on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and in the SDA (and other agreements entered into in connection with the SDA), and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1         Defined Terms.  For the purposes of this Agreement, the following terms shall have the following meanings.  Capitalized terms used but not otherwise defined in this Article I or elsewhere in this Agreement shall have the meaning ascribed to such terms in the SDA.  For the avoidance of doubt, for purposes of Section 2.1, Section 3.1, and Section 4.1, respectively, (a) any reference to an Assignor Party, a Licensor Party, or a Party, respectively, shall be deemed to refer to other relevant members of such Assignor Group, such Licensor Group, or such Party’s Group, respectively and (b) any obligation of an Assignor Party, a Licensor Party, or a Party, respectively, shall include an obligation to cause such relevant members of such Assignor Group, such Licensor Group, or such Party’s Group, respectively, to satisfy such obligation; in each case, as the context requires.

“AAA Rules” shall have the meaning defined in Section 8.2.2.

“Affiliate” shall mean, for the purpose of this Agreement and notwithstanding its meaning in the SDA, with respect to a Party, another member of the Party Group to which the Party belongs.

“Agreement” shall have the meaning defined in the preamble.

“Assigned Intellectual Property Rights” shall have the meaning defined in Section 2.1.1.

“Assignee Group” shall mean one of the UTC Group, the Otis Group, or the Carrier Group of which an Assignee Party is a member.

“Assignee Party” shall mean the Party, as the context requires, other than the Assignor Party, to whom Intellectual Property Rights are assigned from the Assignor Party pursuant to the terms hereof.

“Assignor Group” shall mean one of the UTC Group, the Otis Group, or the Carrier Group of which the Assignor Party is a member.

“Assignor Party” shall mean one of the Parties, as the context requires, in its capacity as an assignor of Intellectual Property Rights to another Party pursuant to the terms hereof.

“Carrier” shall have the meaning defined in the preamble.

“Confidential Information” shall have the meaning defined in Section 6.2.

“Contemplated to be Used” shall mean that there are contemporaneous books or records, whether in hard copy or electronic or digital format (including emails, databases and other file formats) evidencing a specific, good faith intention of future use, created in the ordinary course of business consistent with past practice.

“Copyrights” shall mean copyrights and other equivalent rights in copyrightable subject matter in works of authorship (including software), and including all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

“Dispute” shall have the meaning defined in Section 8.2.

“Excluded Agreement” shall mean (a) each Negotiated Agreement and (b) each Third Party Agreement; provided that, notwithstanding the foregoing, and without limitation, for the purposes of this Agreement, an Excluded Agreement shall not include any IWA or any work performed, without an express written agreement, by a member of an Assignor Group or a Licensor Group as Performer for a member of an Assignee Group or a Licensee Group as Requester, respectively, or vice versa.  A non-inclusive (and not necessarily representative) listing of Excluded Agreements is provided in Schedule 5.0.

“Exploit” shall mean, with respect to a particular item of Intellectual Property Rights, to do all things with such Intellectual Property Rights (subject to Article VI), including (a) to make, have made, use (including for development), import, offer for sale, and sell any product or service under any Patents within such Intellectual Property Rights; (b) to copy, display, perform, create derivative works based upon, and distribute any works under, any Copyrights within such Intellectual Property Rights; and (c) to use Trade Secrets and other confidential or proprietary information within such Intellectual Property Rights.  For the avoidance of doubt, a right to Exploit in any manner a particular item of Intellectual Property Rights does not include the right to Exploit in any manner any other Intellectual Property Rights, including any separate background Intellectual Property Rights from or with which the item was created or derived, or which is necessary or desirable for a particular use of the item.

“Funded” or “Funding” by an entity shall mean paid for by that entity through one or more cash contributions.  For the purposes of this definition, U.S. Government funds or the funds of any other third party or entity shall not be considered.

“Future Affiliate Provision” shall mean a term or provision of any agreement governing Intellectual Property Rights as between or among the Parties that was negotiated and entered into on arm’s-length terms at any time prior to the Effective Time between or among members of different Party Groups (a) pursuant to which a licensor Party grants or purports to grant to the Party or Parties licensed under such agreement a license to the Intellectual Property Rights of any future Affiliate (including in the case of UTC, Raytheon Company) of the licensor Party, (b) imposing or purporting to impose any non-compete or other similar limitation on the business of any future Affiliate (including in the case of UTC, the business of Raytheon Company) of a Party, in favor of another Party or Parties, or (c) requiring or purporting to require the payment to a licensor Party of any incremental royalty or other charge on the business or products of any future Affiliate (including in the case of UTC, Raytheon Company) of the Party that is the licensee under such agreement, except to the extent that such future Affiliate avails itself of the license to which such royalty pertains.  Each Party agrees that to the extent such Party is the beneficiary of a Future Affiliate Provision, such Party hereby waives and disclaims, and will not seek to enforce or claim the benefit of, such Future Affiliate Provision, such waiver, disclaimer and covenant being for the sole benefit of the other Parties, their Party Groups, and their future Affiliates.

“Intellectual Property Rights” shall mean any and all intellectual property and industrial property rights throughout the world, whether registered or unregistered, including intellectual property and industrial property rights protected or represented by, arising under, or associated with (a) Patents; (b) Copyrights; (c) Trade Secrets; and (d) any other similar or equivalent intellectual property or proprietary rights anywhere in the world; provided, however, that Trademarks are expressly excluded from the definition of Intellectual Property Rights.

“Invention Disclosure” shall mean a written description of an invention, or potential invention, submitted to any member of a Party Group for review for patenting.

“IWA” shall mean, as of a relevant date, the contractual terms and conditions prescribed for inter-entity work authorizations by Section 43 of the United Technologies Corporate Policy Manual or a predecessor thereof as of the relevant date, including the terms and conditions governing Intellectual Property Rights therein.

“Licensed Intellectual Property Rights” shall have the meaning defined in Section 3.1.1.

“Licensed Patents” shall mean with respect to a particular Licensor Group and Licensee Group, the Patents owned or freely licensable by the Licensor Group, that absent a license of the scope granted to the Licensee Group pursuant to Section 3.1 hereof, would be infringed by the operation of the business of the Licensee Group (including the making, selling, offering for sale, using or importing of the products or services of the Licensee Group).  In addition, for the purpose of the forgoing determination as to whether a Patent is infringed as of the Effective Time, a Patent that issues after the Effective Time to the extent based upon a Patent Application or Invention Disclosure in existence before the Effective Time, shall be deemed to have been in existence from the date immediately prior to the Effective Time.

“Licensee Group” shall mean one of the UTC Group, the Otis Group, or the Carrier Group of which the Licensee Party is a member.

“Licensee Group Field” shall mean the field of the business of the applicable Licensee Group, including the manufacture, sale, support and service of products, and the provision of services, of one or more members of the applicable Licensee Group, as of the Effective Time and the natural extension thereof.

“Licensee Party” shall mean one of the Parties, as the context requires, other than the Licensor Party, to whom Licensed Intellectual Property Rights are granted from the Licensor Party pursuant to the terms hereof.

“Licensor Group” shall mean one of the UTC Group, the Otis Group, or the Carrier Group of which the Licensor Party is a member.

“Licensor Party” shall mean one of the Parties, as the context requires, in its capacity as a grantor of Licensed Intellectual Property Rights to another Party pursuant to the terms hereof.

“Negotiated Agreement” shall mean any agreement governing Intellectual Property Rights as between or among the Parties that was negotiated and entered into on arm’s-length terms at any time prior to the Effective Time between or among members of different Party

Groups, including any and all such agreements identified in Schedule 5.0; provided that, notwithstanding the foregoing, and without limitation, for the purposes of this Agreement, a Negotiated Agreement shall not include any (i) IWA, (ii) work performed, without an express written agreement, by any member of a Party Group as Performer for another member or members of a Party Group as Requester or (iii) agreement between or among members of different Party Groups to the extent including a Future Affiliate Provision.

“Otis” shall have the meaning defined in the preamble.

“Party” and “Parties” shall have the meaning defined in the preamble to this Agreement.

“Party Group” shall mean each of the UTC Group, the Otis Group, and the Carrier Group.

“Patent” shall means any issued patent, including any utility patent, design patent, utility model, and inventor’s certificate, or any like governmental grant or registration for the protection of inventions, including any patent granted by the United States Patent and Trademark Office (the “USPTO”), the European Patent Office (the “EPO”) or any foreign equivalent thereof, including any issued patent that is continuation, divisional, continuation-in-part, extension, confirmation, reissue, reexamination, renewal, correction or substitution of an issued patent.  In addition, unless the context otherwise requires, the term Patent shall include any Patent Application.

“Patent Application” means any application for a Patent, including any provisional or PCT or similar application, before an applicable governmental office anywhere in the world, including the USPTO and the EPO.

“Performer” shall mean, with respect to services, an entity meeting at least one of the following two conditions:  (a) the entity is a “Performer,” as defined in an IWA issued to the entity by the “Requester” defined in the IWA, with respect to the services, and/or (b) the entity performed the services at the request of a Requester as part of a joint project with the Requester, with respect to which no IWA was expressly issued nor any Negotiated Agreement entered with the Requester, and the entity received Funding from the Requester for the services (which Funded the services in full, or in full jointly with the Performer but with no contribution from any other entity) and delivered results of the services to the Requester.

“Performer Background IPR” shall mean, with respect to services performed by the Performer at the request of the Requester, all Intellectual Property Rights held by Performer at the time of such services, other than Performer Foreground-Delivered IPR and Performer Foreground-Undelivered IPR, that would be necessary to Exploit Performer Foreground-Delivered IPR.

“Performer Foreground-Delivered IPR” shall mean, with respect to services performed by the Performer at the request of the Requester, all Intellectual Property Rights that were conceived or created by the Performer in the course of such performance, directly or by a Performer Service Provider, and delivered to the Requester.

“Performer Foreground-Undelivered IPR” shall mean, with respect to services performed by the Performer at the request of the Requester, all Intellectual Property Rights that were conceived or created by the Performer in the course of such performance, directly or by a Performer Service Provider, and not delivered to the Requester.

“Performer Service Provider” shall mean, with respect to services performed by the Performer at the request of the Requester, any Affiliate (other than the Requester), supplier, service provider, or other Person performing any aspect of the services on behalf of the Performer.

“Person” shall mean an individual, partnership, corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable law), trust or other entity or organization.

“Received Information and Materials” shall have the meaning defined in Section 6.1.

“Requester” shall mean, with respect to services, an entity meeting at least one of the following two conditions:  (a) the entity is a “Requester,” as defined in an IWA issued by the entity to the “Performer” defined in such IWA, with respect to the services, and/or (b) the entity requested the services from the Performer as part of a joint project with the Performer, with respect to which no IWA was expressly issued nor any Negotiated Agreement entered with the Performer, and the entity Funded the services (in full independently, or in full jointly with the Performer but with no contribution from any other entity) and received delivery of results of the services from the Performer.

“Requester Foreground IPR” shall mean, with respect to services requested by the Requester from the Performer, all Intellectual Property Rights conceived or created by the Requester, directly or by a Requester Service Provider, in connection with such services.

“Requester Service Provider” shall mean, with respect to services performed by the Performer at the request of the Requester, any Affiliate (other than the Performer), supplier, service provider, or other Person performing any aspect of the Requester’s obligations in connection with such services.

“SDA” shall have the meaning defined in the recitals.

“Third Party Agreement” shall mean any Agreement, entered into at any time prior to the Effective Time, between or among (a) a third party, on the one hand, and (b) any member or members of the Party Groups, including any and all such agreements identified in Schedule 5.0; provided that, notwithstanding the foregoing, and without limitation, for the purposes of this Agreement, a Third Party Agreement shall not include any agreement between or among members of different Party Groups to the extent including a Future Affiliate Provision.

“Trade Secrets” shall mean rights in information or know how, regardless of form, including ideas, inventions, designs, drawings, specifications, product configurations, prototypes, models, improvements, technical data and other data, databases, formulae, algorithms and mathematical embodiments, laboratory notebooks, pricing and cost information, plans, proposals, processes, procedures, schematics, manufacturing techniques, business methods, customer lists and supplier lists, and Invention Disclosures, that (a) derives economic value, actual or potential, from not being, and is not, generally known or readily ascertainable by proper means and (b) is the subject of efforts that are reasonable under the circumstances to maintain the confidentiality or secrecy thereof.

“Trademarks” shall mean trademark rights, whether registered or unregistered, including in trademarks, service marks, trade names, brand names, certification marks, collective marks, Internet domain names and registrations, logos, slogans, symbols, trade dress and designs, and including all registrations, renewals, and applications for registration of the foregoing.

“United Technologies Trademarks” shall mean all Trademarks to the extent consisting of or containing “UTC,” “United Technologies Corporation,” “United Technologies,” “UTX,” the UTC Icon, “ACE,” “Achieving Competitive Excellence,” all ACE logos, “ESP,” “Employee Scholar Program,” all ESP logos, “ITC360,” all ITC360 logos, and any variations or derivatives of any of the foregoing, and any Trademarks that are confusingly similar thereto.

“UTC” shall have the meaning defined in the preamble.

“UTC Icon” shall mean the symbol, also known as the UTC gear logo, identified as the “UTC Icon” in the UTC “Corporate Identity Guidelines – Brand Basics” document attached as Schedule 4.1.1, regardless of color or size, and any variant thereof.

“UTC NDA” shall have the meaning defined in Section 6.4.

ARTICLE II

ASSIGNMENT OF SOLELY OWNED INTELLECTUAL PROPERTY RIGHTS

2.1          Assigned Intellectual Property Rights

2.1.1       Assignments by an Assignor Party.  Subject to Section 3.2, each Assignor Party, on behalf of itself and the other members of the Assignor Group, hereby irrevocably assigns to the applicable Assignee Party, and agrees to irrevocably assign to the applicable Assignee Party, all of its and the other members of the Assignor Group’s rights, title and interest in and to any and all Intellectual Property Rights owned by the Assignor Party or another member of the Assignor Group that meets one or more of the following descriptions:

(a)          the Intellectual Property Rights are Requester Foreground IPR conceived or created in the course of services concerning which the Assignee Party or another member of the Assignee Group was the Requester, and the Assignor Party or another member of the Assignor Group was the Performer; or

(b)          the Intellectual Property Rights are Performer Foreground-Delivered IPR conceived or created in the course of services concerning which the Assignee Party or another member of the Assignee Group was the Requester, and the Assignor Party or another member of the Assignor Group was the Performer; or

(c)          the Intellectual Property Rights are Performer Foreground-Undelivered IPR conceived or created in the course of services concerning which the Assignor Party or another member of the Assignor Group was the Requester, and the Assignee Party or another member of the Assignee Group was the Performer

 (collectively, “Assigned Intellectual Property Rights”).

ARTICLE III

LICENSING OF INTELLECTUAL PROPERTY RIGHTS

3.1          Licensed Intellectual Property Rights

3.1.1       License Grants by a Licensor Party.  Subject to Section 3.2, a Licensor Party, on behalf of itself and the other members of the Licensor Group, and solely to the extent the Licensor Party or another member of the Licensor Group has the right to do so, hereby grants and agrees to grant to the applicable Licensee Party and the other members of the Licensee Group, subject to the field restriction of Section 3.1.2, a royalty-free, nonexclusive, perpetual, irrevocable, fully paid-up, worldwide right and license, with the right to sublicense as provided in Section 3.1.3, to Exploit Intellectual Property Rights that are owned by the Licensor Party or another member of the Licensor Group immediately following the assignments pursuant to Article II and meet one or more of the following descriptions with respect to the relevant Licensee Party:

(a)          the Intellectual Property Rights are rights under Licensed Patents or other Intellectual Property Rights that, in each case, as of the Effective Time, are either (A) used in connection with, or necessary for the ongoing conduct of, the current business of the Licensee Party or another member of the Licensee Group, or (B) Contemplated to be Used in the business of the Licensee Party, or another member of the Licensee Group, in the Licensee Group Field; provided, however, that the license granted in this Section 3.1.1(a) does not apply to the Intellectual Property Rights received under or otherwise governed by an Excluded Agreement; and/or

(b)          the Intellectual Property Rights are embodied in an invention, or proposed invention, that is both (i) described in a Patent or Invention Disclosure held by the Licensor Party or another member of the Licensor Group and (ii) conceived by at least one inventor who, at the time of conception, was employed by a member of the Licensee Group, a non-inclusive list of which inventions and proposed inventions are provided in Schedule 3.1.1(b), provided, however, that the license granted in this Section 3.1.1(b) does not apply to an invention conceived under or otherwise governed by an Excluded Agreement; and/or

(c)          the Intellectual Property Rights are subject to an assignment to the Licensor Party in Section 2.1.1(b) concerning Performer Foreground-Delivered IPR conceived or created in the course of services concerning which the Licensor Party or another member of the Licensor Group was the Requester and the Licensee Party or another member of the Licensee Group was the Performer; and/or

(d)          the Intellectual Property Rights are Performer Background IPR or Patent rights of the Licensor Party or another member of the Licensor Group and is necessary for the Licensee Party or another member of the Licensee Party to Exploit the Performer Foreground-Delivered IPR in the Licensee Group Field, provided, however, that the license granted in this Section 3.1.1(d) applies only to the extent necessary for the Licensee Party or another member of the Licensee Group to Exploit the Performer Foreground-Delivered IPR in the Licensee Group Field.

(collectively, “Licensed Intellectual Property Rights”).

3.1.2       Field Restriction.  The licenses granted in Section 3.1.1 are limited to, and a Licensee Party and the other members of the Licensee Group will have the right to Exploit, only the Licensed Intellectual Property Rights within the Licensee Group Field, except for the purposes of research and development at a stage encompassed within U.S. Department of Defense Technology Readiness Levels 1-6 or NASA Technology Readiness Levels 1-6; provided that (a) such research is not intended for use outside the Licensee Group Field, and (b) in the course of research conducted for a third party outside the Licensee Group Field, neither the Licensee Party nor any member of the Licensee Group (nor any of their respective officers, directors, employees, contractors, agents or sublicensees) shall disclose such Intellectual Property Rights to the third party.

3.1.3       Sublicense of Licensed Intellectual Property Rights.  A Licensee Party or another member of the Licensee Group may sublicense its rights in Licensed Intellectual Property Rights hereunder, solely in support of its respective businesses (and not independent of its current or future products and related services).  In all cases in which the exercise of sublicense rights hereunder reasonably requires disclosure of Licensed Intellectual Property Rights to a third party, the applicable member of the Licensee Group will disclose such Licensed Intellectual Property Rights (a) solely on a “need to know” basis, (b) provided that the Person to receive Licensed Intellectual Property Rights first agrees in writing to terms of confidentiality and non-use at least as restrictive as those provided in this Agreement, and (c) provided that the Licensee Party ensures the performance of, and accepts joint and several responsibility for the performance by each of the sublicensees of, the obligations of the Licensee Party and the other members of the Licensee Group under this Agreement.

3.1.4       Improvements.  Each of the licenses granted in Section 3.1.1, subject to the restrictions of Section 3.1.2 and Section 3.1.3, includes the right of a Licensee Party and other members of the Licensee Group to make improvements to such Licensed Intellectual Property Rights.  Neither a Licensor Party nor any member of the Licensor Group will have any rights to any such improvements, and as between a Licensee Party and a Licensor Party, the Licensee Party or applicable member of the Licensee Group will own all such improvements made by the Licensee Party or such member of the Licensee Group to Licensed Intellectual Property Rights.

3.1.5       No Implied Licenses.  To the extent Intellectual Property Rights of a Party or member of a Party Group are not expressly granted in this Agreement, they are hereby expressly reserved to the Party or member of the Party Group.  Without limiting the generality of the immediately preceding sentence, no express grant by a Licensor Party in this Agreement of license rights in certain Intellectual Property Rights shall be construed as implying the grant of any rights by the Licensor Party or another member of the Licensor Group in any other Intellectual Property Rights held by the Licensor Party or another member of the Licensor Group.

3.2          Reserved Intellectual Property Rights.  Specific reservations shall apply to certain Intellectual Property Rights as set forth in Schedule 3.2.

3.3          No Rescission.  The provisions of this Agreement, including the license rights provided in this Article III, shall not be terminable or revocable for any reason.  In the event of any breach of this Agreement, the sole remedy of the non-breaching Party will be to seek monetary damages or equitable relief, including specific performance, as provided in Article VII, that does not involve a rescission or termination of any of the provisions of this Agreement (including the license rights provided in this Article III), and each Party irrevocably waives the right to seek any termination or rescission of any such provisions or rights.

ARTICLE IV

TRADEMARKS

4.1         Ownership of United Technologies Trademarks.

4.1.1       Notwithstanding any other provision of this Agreement to the contrary, as between UTC, on the one hand, and Otis, Carrier and other members of the Otis Group and the Carrier Group, on the other, all rights in and to the United Technologies Trademarks, including all goodwill appurtenant thereto, are owned and shall be owned solely and exclusively by UTC.  Without limiting the foregoing, and subject to Section 4.2, Otis and Carrier, on behalf of themselves and the other members of, respectively, the Otis Group and the Carrier Group, hereby irrevocably assign to UTC, and agree and promise to assign to UTC, (a) any and all rights, title and interest in and to the United Technologies Trademarks, including all goodwill appurtenant thereto held by them and the other members of the Otis Group and the Carrier Group, and (b) any and all registrations and applications for registration of Trademarks consisting of or containing any of the United Technologies Trademarks, anywhere in the world, to which Otis, Carrier or another member of the Otis Group or the Carrier Group holds a legal or equitable interest as of the Effective Time.  Without limitation, the foregoing assignment and promise of assignment includes the right to sue and recover damages for past and future infringements of the United Technologies Trademarks and to bring any proceeding in the United States Patent and Trademark Office or any equivalent agency or governing body in any other country for cancellation, opposition, or other proceeding in connection with the United Technologies Trademarks.  Except as expressly stated in Section 4.2, none of Otis, Carrier or any other member of the Otis Group or the Carrier Group shall have any right, title or interest in or to any of the United Technologies Trademarks, and any and all use of the United Technologies Trademarks, whether or not authorized pursuant to Section 4.2, shall inure solely and exclusively to UTC for all purposes.

4.1.2       Otis and Carrier, on behalf of themselves and the other members of, respectively, the Otis Group and the Carrier Group, agree and promise to assist UTC and the other members of the UTC Group, at UTC’s request, in UTC’s discretion and at UTC’s cost, in applying for, registering, maintaining, renewing, demonstrating use of, recording UTC’s and the other members of the UTC Group’s rights in, and otherwise perfecting, and defending and enforcing against third party infringers, the rights of UTC and the other members of the UTC Group in the United Technologies Trademarks and all goodwill associated therewith, including executing, verifying, acknowledging and delivering any and all documents, including any instruments of transfer and recordable assignments, and confirmations of use, and performing such other acts deemed necessary in the reasonable opinion of UTC.

4.1.3       Otis and Carrier, on behalf of themselves and the other members of, respectively, the Otis Group and the Carrier Group, agree and promise not to (a) challenge in any jurisdiction or venue the right or title of UTC or any other members of the UTC Group in and to any United Technologies Trademark, or the validity or enforceability of any United Technologies Trademark or any registration thereof, or (b) register or renew, attempt to register or renew, or assist a Person other than UTC or a member of the UTC Group in registering or renewing, any United Technologies Trademark.

4.2         Use of United Technologies Trademarks

4.2.1       Except as expressly provided in this Section 4.2, after the Effective Time, none of Otis, Carrier or any other members of the Otis Group or the Carrier Group shall use, or have the right to use, any of the United Technologies Trademarks.

4.2.2      Without limitation, Otis and Carrier as promptly as reasonably practicable (but in any case within six (6) months of the Effective Time) shall cause each member of, respectively, the Otis Group and the Carrier Group having a corporate name that includes any of the United Technologies Trademarks to apply to change its corporate name to a name that does not include any of the United Technologies Trademarks, including, within six (6) months of the Effective Time, by making any legal filings in each relevant jurisdiction necessary to effect such change worldwide.

4.2.3      UTC, on behalf of itself and the other members of the UTC Group, hereby grants to Otis, Carrier and the other members of the Otis Group and the Carrier Group a limited, non-exclusive, non-transferable, personal and nonsublicensable right to continue temporarily to use, following the Effective Time, any United Technologies Trademark it is using immediately prior to the Effective Time, solely to the extent of such pre-Separation use and in accordance with product quality standards and programs in place at the respective member of the Otis Group or the Carrier Group immediately prior to the Effective Time, and strictly in accordance with this Section 4.2.3; provided that Otis and Carrier shall, and shall cause each of its respective Affiliates (including, after the Effective Time, the members of, respectively, the Otis Group and the Carrier Group) (a) not to hold itself out as having any affiliation with UTC or any member of the UTC Group (except to the extent a third party may infer such affiliation merely due to the limited use of the United Technologies Trademarks as contemplated herein), and (b) to use diligent efforts to eliminate use of the United Technologies Trademarks.  In any event, as soon as practicable after the Effective Time, and in any event within three (3) years thereafter, Otis and

Carrier shall, and shall cause each of its respective Affiliates (including, after the Effective Time, the members of, respectively, the Otis Group and the Carrier Group), and any of its licensees or its respective Affiliates’ licensees, to (a) cease and discontinue use of all United Technologies Trademarks, and (b) complete the removal of the United Technologies Trademarks from all of their respective products, signage, vehicles, properties, technical information, stationery and promotional or other marketing materials and other assets of Otis, Carrier and the other members of the Otis Group and the Carrier Group.  Except for the limited, temporary license granted in this Section 4.2.3, neither UTC nor any other member of the UTC Group grants any right or license hereunder, express or implied, to use any United Technologies Trademarks.

4.3         Special Trademark Provisions. Special provisions concerning Trademarks are provided in Schedule 4.3.

ARTICLE V

EXCLUDED AGREEMENTS

5.1         No Change to Excluded Agreements.  The Parties do not intend by this Agreement to amend or otherwise change the Intellectual Property Rights or other provisions of any Excluded Agreement.  Intellectual Property Rights provided, received or created pursuant to an Excluded Agreement will not constitute Licensed Intellectual Property Rights, and, with respect to the applicable parties thereto, will continue to be subject to any licenses, permissions or restrictions granted or imposed in the respective Excluded Agreement in accordance with its terms.

ARTICLE VI

CONFIDENTIALITY

6.1          Received Information and Materials.  The Parties acknowledge that members of each Party Group currently are in possession of information and materials f members of the other two Party Groups, which may include designs, drawings, specifications, technical data and other data, databases, formulae, algorithms and mathematical embodiments, plans, software, proposals, processes, procedures, manufacturing techniques, and business methods, and some of which may be included in the Licensed Intellectual Property Rights.  With respect to a receiving Party, such information will be referred to individually or collectively as “Received Information and Materials,” provided that Received Information and Materials will not include information disclosed under any Excluded Agreement.

6.2          Confidential Information.  All Received Information and Materials that are identified as or are of the type generally considered as confidential or proprietary or that have historically been subject to reasonable confidentiality and proprietary protections, and any communications or information provided after the Effective Time pursuant to this Agreement among members of the different Party Groups, will be deemed confidential and proprietary information of the Person that provided it, unless the information (a) is or becomes generally available to the public other than as a result of a disclosure in breach of this Agreement; (b) is rightfully available to or known by the receiving Party prior to receipt by the receiving Party without any obligation of confidentiality; (c) is received by the receiving Party from a third party, provided that the third party is not known by the receiving Party, after reasonable inquiry, to be in breach of any obligation of confidentiality; or (d) was independently developed by the receiving Party, without violating any contractual or legal obligation (“Confidential Information”).

6.3          Obligations.  With respect to Confidential Information in its possession, custody or control, a receiving member of a Party Group will:  (a) hold all Confidential Information in confidence, using the same degree of care such receiving member uses to protect its own confidential information of a similar nature, but in no event less than a reasonable degree of care, including sharing Confidential Information internally only on a “need to know” basis, (b) not disclose Confidential Information to any third party, other than as permitted with respect to Licensed Intellectual Property Rights pursuant to Section 3.1.3, and (c) use Confidential Information only to the extent authorized.

6.4         Termination of UTC NDA.  Upon the Effective Time, (a) the Amended and Restated Nondisclosure Agreement, by and between United Technologies Companies, dated July 26, 2012 (the “UTC NDA”), will terminate as among UTC and the other members of the UTC Group, Otis and the other members of the Otis Group, and Carrier and the other members of the Carrier Group, (b) the information disclosed under the UTC NDA (i) will be deemed Received Information and Materials and Confidential Information under this Agreement, and (ii) will be licensed hereunder for use by UTC and the other members of the UTC Group, Otis and the other members of the Otis Group, Carrier and the other members of the Carrier Group, solely to the extent it is Licensed Intellectual Property Rights granted to UTC and the other members of the UTC Group, Otis and the other members of the Otis Group or Carrier and the other members of the Carrier Group, respectively, and (c) notwithstanding paragraph 3 of the UTC NDA, such information disclosed thereunder will continue to be protected for as long as it remains Confidential Information.

ARTICLE VII

LIMITATIONS AND DISCLAIMERS

7.1          Subsequent Delivery of Intellectual Property Rights.

7.1.1       For a period of six (6) months after the Effective Time, upon written request by an Assignee Party or a Licensee Party, and solely to the extent the Assignor Party or another member of the Assignor Group or the Licensor Party or another member of the Licensor Group, respectively, has the right to do so, the Assignor Party or the Licensor Party, respectively, shall use commercially reasonable efforts to provide (and to cause other members of the Assignor Group or the Licensor Group, respectively, to provide) to the requesting Assignee Party or the Licensee Party, respectively, copies of tangible embodiments of the Assigned Intellectual Property Rights and the Licensed Intellectual Property Rights, respectively, in the possession of a member of the Assignor Group or the Licensor Group, respectively, and not in the possession of a member of the Assignee Group or the Licensee Group, respectively, upon the Effective Time, to the extent that both (a) such Assigned Intellectual Property Rights or such Licensed Intellectual Property Rights, respectively, are necessary for the ongoing conduct of the current business of the requesting Assignee Party or another member of the Assignee Group or the requesting Licensee Party or another member of the Licensee Group, respectively, or was in use in such business as of the Effective Time, and (b) such tangible embodiments are reasonably necessary for the use of such Assigned Intellectual Property Rights or such Licensed Intellectual Property Rights, respectively, identified in Section 7.1.1(a).

7.2         No Additional Obligations.  Except as expressly provided in this Agreement, this Agreement does not create any obligation on the part of any of the Parties to provide or create any of the following with respect to the Intellectual Property Rights owned, transferred, granted or licensed under this Agreement:  (a) explanations, corrections, revisions, improvements, upgrades, technical assistance, maintenance, installation, debugging, or any other support; or (b) tangible embodiments, documents, information, software, data or any other items, deliverables or services.

7.3         DISCLAIMER.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE SDA OR ANY OTHER ANCILLARY AGREEMENT, (A) EACH OF THE PARTIES CONVEYS INTELLECTUAL PROPERTY RIGHTS UNDER THIS AGREEMENT SOLELY ON AN “AS IS,” “WHERE IS” AND “WITH ALL FAULTS” BASIS, AND (B) NONE OF THE PARTIES MAKES, AND EACH HEREBY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO SUCH INTELLECTUAL PROPERTY RIGHTS, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMPLETENESS OR SUFFICIENCY, OR EXPORTABILITY, OR WITH RESPECT TO THE VALIDITY, SCOPE, ENFORCEABILITY OR NONINFRINGEMENT OF ANY OF SUCH INTELLECTUAL PROPERTY RIGHTS.  FOR AVOIDANCE OF DOUBT, THE REPRESENTATIONS AND WARRANTIES PROVIDED IN THE SDA ARE NOT AFFECTED BY THIS DISCLAIMER.

7.4         Limitations of Liability.  Except in connection with a Party’s willful and intentional breach of this Agreement or fraud, in no event shall any Party or its Affiliates, under any circumstances, be liable or obligated in any manner to another Party or its Affiliates for any consequential, special, incidental, exemplary, indirect, punitive or similar damages, or for any loss of future revenue, profits or income, or for any diminution in value damages measured as a multiple of earnings, revenue or any other performance metric arising out of or relating to this Agreement or the transactions contemplated in this Agreement, even if such Party or its Affiliate is informed in advance of the possibility of such damages occurring and regardless of whether or not the damages were foreseeable and regardless of the theory or cause of action upon which any damages might be based.  This limitation is separate and independent of any other remedy limitations and shall not fail if any such other limitation fails.  The foregoing shall not be deemed to modify or limit any rights or remedies to the extent arising under the SDA, any other Ancillary Agreement or any Excluded Agreement.

ARTICLE VIII

GOVERNING LAW AND DISPUTE RESOLUTION

8.1          Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any conflict or choice-of-law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

8.2          Alternative Dispute Resolution.  Any dispute, controversy or claim between or among the Parties (whether sounding in contract, tort, or otherwise) arising out of or resulting from this Agreement, including the meaning of its provisions or the performance of any such provisions by a Party, its breach, termination, invalidity or otherwise (each, a “Dispute”) will be resolved in accordance with the procedures specified in this Article VIII, which will be the sole and exclusive procedure for the resolution of any such Dispute.

8.2.1       Negotiations.  The Parties will attempt in good faith to resolve any Dispute promptly by negotiations among executives of the Parties who have authority to settle the Dispute.  The disputing Party will give the other Party or Parties, as applicable, written notice of the Dispute.  Within twenty (20) days after receipt of said notice, the receiving Party or Parties will submit to the other a written response.  The notice and response will include:  (a) a statement of each Party’s position and a summary of the evidence and arguments supporting that position, and (b) the name and title of the executive who will represent that Party.  The executives will meet at a mutually acceptable time and place within thirty (30) days of the date of the disputing Party’s notice and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Dispute.

8.2.2       Arbitration.  If a Dispute has not been resolved within sixty (60) days of the date of the disputing Party’s notice, any Party desiring a non-negotiated resolution shall refer the Dispute to binding arbitration pursuant to the then-current commercial arbitration rules and supplementary procedures of commercial arbitration of the American Arbitration Association (the “AAA Rules”).  The arbitral tribunal shall be composed of a single arbitrator appointed in accordance with the AAA Rules in any matter in which an injunction, specific performance or other equitable relief is not requested and the value of the relief any Party seeks (whether by claim or counterclaim) does not exceed three million United States dollars (US $3,000,000).  In all other matters, including any matter in which an injunction, specific performance or other equitable relief is requested, the arbitral tribunal shall be composed of a panel of three (3) arbitrators appointed in accordance with the AAA Rules.  The arbitration shall take place in New York, New York.  Each Party will bear its own expenses (including attorneys’ fees), and the Parties will share equally the compensation and expenses of the arbitrators and the arbitration.  Any arbitration award will be final and shall be enforceable in any court of competent jurisdiction.

8.3         Confidentiality.  All negotiations, and all statements made and documents provided or exchanged in connection with an arbitration under Section 8.2.2 will be confidential.  Except with the prior written consent of the other Party or Parties in the Dispute, as applicable, none of the Parties will disclose the existence or content of the Dispute, or the results of any dispute resolution process, to third parties other than (a) as may be required by law or legal process after having provided the other Party or Parties with notice thereof and the opportunity to seek a protective order over such information, or (b) to outside counsel and tax, financial, and accounting professionals in connection with the Dispute.

8.4         Equitable Relief.  The Parties acknowledge and agree that monetary damages (even if available) may not be an adequate remedy in the event that a Party does not perform the provisions of this Agreement in accordance with their specified terms or otherwise breaches any provisions of this Agreement.  Accordingly, and notwithstanding any other provision of this Agreement, any Party will be entitled to seek from the arbitrator or arbitration tribunal, and the arbitrator or arbitration tribunal will be empowered to grant, an injunction, specific performance or other equitable relief (whether preliminary, permanent, temporary, conservatory or otherwise, and including temporary restraining orders) to prevent such breaches of this Agreement and to enforce specifically the terms hereof, in addition to any other remedy to which such Party is entitled at law or in equity.  The Party alleging the breach shall not be required to provide any bond or other security in connection with any such award, but the Parties reserve all rights to otherwise contest the propriety of any award of injunctive relief.  In addition, and notwithstanding any other provision of this Agreement, any Party will be entitled to seek in a court of competent jurisdiction an injunction, specific performance or other equitable relief to prevent breaches of this Agreement pending an arbitration under Section 8.2.2.

ARTICLE IX

GENERAL PROVISIONS

9.1          Entire Agreement; Conflict Among Agreements.  This Agreement, together with the SDA, the other Ancillary Agreements and the Exhibits and Schedules hereto and thereto, constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede any prior discussion, correspondence, negotiation, proposed term sheet, agreement, understanding or arrangement with respect to such subject matter, and there are no agreements, understandings, representations or warranties among the Parties other than those set forth or referred to in this Agreement with respect to such subject matter.  In the event of any conflict between the provisions of this Agreement and the provisions of the SDA or any other Ancillary Agreement, the provisions of this Agreement shall control, provided, however, that (a) in the event of a conflict between the provisions of this Agreement and the provisions of the Transition Services Agreement, the conflicting provisions of the Transition Services Agreement shall control over the conflicting provisions of this Agreement, and (b) nothing in this Agreement limits any of the representations, warranties or indemnity obligations under the SDA or any other Ancillary Agreement.  In the event of any conflict between the provisions of this Agreement and any agreement that was entered into at any time prior to the Effective Time between or among members of different Party Groups that is not an Excluded Agreement, the conflicting provisions of this Agreement shall control.

9.2          Assignment and Change of Control; Successor and Assigns

9.2.1       No Party may directly or indirectly sell, assign or otherwise transfer (whether by asset or stock sale, merger, reorganization or otherwise) any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of the other Parties, except as follows:

(a)          Otis or Carrier may (i) freely sell, assign or otherwise transfer, in whole or from time to time in part, Assigned Intellectual Property Rights assigned to it hereunder; and (ii) sell, assign or otherwise transfer, in whole or from time to time in part, its rights and obligations under this Agreement (A) to any Affiliate of Otis or Carrier, respectively, (B) to any financing entity, in connection with the grant of a revocable security interest necessary for financing, or (C) to a Person acquiring (whether by asset or stock sale, merger, reorganization or otherwise) all or substantially all of the relevant business of Otis or Carrier, respectively, that agrees to be bound by the terms and conditions of this Agreement; but any such transfer or assignment will not relieve Otis or Carrier, respectively, of any of its obligations hereunder.

(b)          UTC may (i) freely sell, assign or otherwise transfer, in whole or from time to time in part, Assigned Intellectual Property Rights assigned to it hereunder; and (ii) sell, assign or otherwise transfer, in whole or from time to time in part, its rights under this Agreement (A) to any member of the UTC Group, (B) to any financing entity, in connection with the grant of a revocable security interest necessary for financing, or (C) to a Person acquiring (whether by asset or stock sale, merger, reorganization or otherwise) all or substantially all of the relevant business of UTC that agrees to be bound by the terms and conditions of this Agreement; but any such transfer or assignment will not relieve UTC of any of its obligations hereunder.

9.2.2       Any purported sale, assignment or other transfer in contravention of this Section 9.2 shall be null and void.

9.2.3       Subject to Section 9.2.1 and Section 9.2.2, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, assigns and transferees.

9.3          Bankruptcy.  All licenses granted under this Agreement will be deemed licenses of rights to intellectual property for purposes of Section 365(n) of the United States Bankruptcy Code and a licensee under this Agreement will retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code.

9.4         Amendments and Waivers.  This Agreement may not be modified or amended, except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought.  Any Party to this Agreement may, only by an instrument in writing, waive compliance by the other Parties with any term or provision of this Agreement on the part of such other Parties to this Agreement to be performed or complied with.  The waiver by any Party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.  No failure or delay by any Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Subject to Section 3.3, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

9.5          Notice.  All notices or other communications required or permitted hereunder by a Party shall be in writing to the other Parties at the address provided below (or at such other address as such Party may designate by notice pursuant to this Section 9.5), and shall be deemed given or delivered (a) when delivered personally against written receipt, (b) if sent by registered or certified mail, return receipt requested, postage prepaid, when received, and (c) when delivered by a nationally recognized overnight courier service, prepaid:

To UTC:
United Technologies Corporation
10 Farm Springs
Farmington, CT 06302
Attention: Chief Intellectual Property Counsel
To Otis:
Otis Worldwide Corporation
One Carrier Place
Farmington, CT 06032
Attention: Chief Intellectual Property Counsel

To Carrier:
Carrier Global Corporation
13995 Pasteur Boulevard
Palm Beach Gardens, FL 33418
Attention: Chief Intellectual Property Counsel

9.6         Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

9.7         Counterparts.  This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by electronic means shall be as effective as delivery of a manually executed counterpart of this Agreement.

9.8         Further Assurances.  Each Party agrees, upon written request of another Party, to do all acts and execute, deliver and perform all additional documents, instruments and agreements, which may be reasonably required to implement the provisions and purposes of this

Agreement; provided, however, that, except as expressly set forth in this Agreement, nothing in this Agreement shall be construed as obligating a Party or its Affiliates to deliver any additional Intellectual Property Rights, or any tangible embodiments of any Intellectual Property Rights, to another Party or its Affiliates.

9.9         Interpretation.  For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement, unless otherwise specified; (c) any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement; (d) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, and not to any particular provision thereof; (e) references to “$” shall mean U.S. dollars; (f) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (g) the word “or” shall not be exclusive; (h) references to “written” or “in writing” include in electronic form; (i) provisions shall apply, when appropriate, to successive events and transactions; (j) the Parties have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement; (k) references to any statute shall be deemed to refer to such statute as amended through the date hereof; (l) references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (m) references to an Affiliate of a Party mean current and future Affiliates of such Party; (n) a reference to any Person includes such Person’s successors and permitted assigns; (o) any reference to “days” shall mean calendar days, unless Business Days are expressly specified; and (p) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

UNITED TECHNOLOGIES CORPORATION

By:	/s/ Michael R. Dumais
	Name:	Michael R. Dumais
	Title:	Executive Vice President, Operations & Strategy

OTIS WORLDWIDE CORPORATION

By:	/s/ Michael P. Ryan
	Name:	Michael P. Ryan
	Title:	Vice President, Controller

CARRIER GLOBAL CORPORATION

By:	/s/ Kyle Crockett
	Name:	Kyle Crockett
	Title:	Vice President, Controller